SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 21, 2008

Obagi Medical Products, Inc.

(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 21, 2008, Obagi Medical Products, Inc. and OMP, Inc., together as Borrowers, entered into a Revolving Credit Agreement (the “Facility”) with Comerica Bank as Administrative Agent for the Lenders, Arranger, Syndication Agent and Documentation Agent, and other financial institutions that may become parties to the Facility from time to time.  The Facility has an initial term of three years, ending on November 21, 2011, unless terminated earlier in accordance with its provisions.  Under the terms of the Facility, the Borrowers may access up to $20 million on a revolving line of credit allowing for advances, repayments and re-advances. Loans under the Facility bear variable interest based on a margin, at the Company's option, over prime rate or LIBOR as defined in the Facility.  All amounts borrowed under the Facility are secured by a first priority security interest in all of the tangible and intangible assets of Borrowers (now or hereafter created). The Facility contains certain financial and non-financial covenants. Non-financial covenants include, among other things, certain limitations on annual capital expenditures and asset or equity based investments. Financial covenants include requirements for maintaining a (a) minimum quick ratio, (b) maximum ratio of total liabilities to net worth and (c) minimum level of profitability.

In connection with establishing this Facility, the previous Credit Agreement, dated as of January 28, 2005 (as amended) among OMP, Inc. and GE Business Financial Services, Inc. (formerly known as Merrill Lynch Business Financial Services, Inc.) was terminated.  OMP, Inc. was not in default under this Credit Agreement, nor did it have any outstanding balance on the Credit Agreement with GE Business Financial Services, Inc. at the time of termination.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits
The following exhibits are filed as part of this report:

Exhibit Number	Description
10.46	Revolving Credit Agreement, by and between the Company and Comerica Bank, dated as of November 21, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: November 25, 2008	By:	/s/ PRESTON S. ROMM
Preston S. Romm
Chief Financial Officer

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